UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): July 14, 2011

Alpha Lujo, Inc.
(Exact name of registrant as specified in its charter)

New York	333-156531	20-5518632
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

346 Kings Way, South Melbourne

Victoria 3205, Australia
(Address of principal executive offices)

With copies to

Daniel H. Luciano

Attorney-at-Law

242A West Valley Brook Road

Califon, New Jersey 07830

908-328-3731

Registrant’s telephone number, including area code:
+613 9690 1077

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2011, Ms. Serena Kao resigned in her capacity as a director of the Company. A copy of Ms. Kao resignation letter is attached hereto as Exhibit 99.1

Ms. Kao resigned as a result of a disagreement with the Company in its operations, policies or practices. Ms. Kao contented that, as a director of the Company, she received insufficient notice to act and vote on proposed director resolutions. She is unsatisfied with the time the company gave her to sign consents. The Company believes that it provided Ms. Kao with ample time to consider and act upon such resolutions.

On August 1, 2011, the Company provided Ms. Kao with a copy of this above description and has requested a response as to whether she agrees with the disclosure herein, and if she does not agree, stating the reasons why she does not agree.

On September 17th, 2011, Ms. Kao’s attorney, wrote to the company stating that in connection with the proposed 8-K to be filed by Alpha Lujo concerning her resignation as a director, she believes the filing should make clear that she did not have sufficient time to review Board consents, and that she believes the Board did not receive a sufficient number of regular updates concerning management decisions and did not meet often enough to her satisfaction. Her representing attorney understands the filing has not yet been made and should be completed as soon as possible.

As of the filing date of this report, the Company has issued a total of 3,000,000 shares of common stock to Rock SandManagement Limited, a British Virgin Island company, beneficially owned by Ms. Kao pursuant to a consulting agreement between the parties dated January 15, 2011. As of the date of her resignation, the consulting agreement has been terminated.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Lujo, Inc.

Date: December 5, 2011	By:	/s/ William Tien -------------------
	Name:	William Tien
	Title:	President

3